Exhibit (a)(1)(H)

FOR IMMEDIATE RELEASE

Icahn Enterprises Commences Previously Announced Tender Offer to Acquire Pep Boys

NEW YORK, NY— January 5, 2015 — Icahn Enterprises L.P. (“Icahn Enterprises”; NASDAQ: IEP) today announced that its wholly owned subsidiary, IEP Parts Acquisition LLC (Offeror), is commencing a cash tender offer to purchase all outstanding shares of The Pep Boys — Manny, Moe & Jack (Pep Boys; NYSE: PBY). Icahn Enterprises and Pep Boys previously announced on Wednesday, December 30, 2015, that they had entered into a definitive merger agreement under which Icahn Enterprises will acquire Pep Boys.

The tender offer is being made pursuant to an Offer to Purchase, dated January 5, 2016. Upon successful closing of the tender offer, shareholders of Pep Boys will receive $18.50 in cash for each share of Pep Boys common stock validly tendered and not validly withdrawn in the offer, without interest and less any applicable withholding tax.

Icahn Enterprises and Offeror will file today with the U.S. Securities and Exchange Commission (SEC) a tender offer statement on Schedule TO that includes the Offer to Purchase and related Letter of Transmittal that set forth the terms and conditions of the tender offer. Additionally, Pep Boys will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of the Pep Boys board of directors that Pep Boys shareholders tender their shares in the tender offer.

The tender offer will expire at 12:00 midnight (New York City time) on Tuesday, February 2, 2016 (one minute after 11:59 P.M. New York City time on February 2, 2016), unless the offer period is extended in accordance with the definitive merger agreement and the applicable rules and regulations of the SEC. The completion of the tender offer will be conditioned on Pep Boys’ shareholders tendering at least a majority of Pep Boys’ outstanding shares, determined on a fully diluted basis, and other customary closing conditions.

D.F. King & Co., Inc. is acting as information agent for Icahn Enterprises in the tender offer. American Stock Transfer & Trust Company, LLC is acting as depositary and paying agent in the tender offer. Requests for documents and questions regarding the tender offer may be directed to D.F. King & Co., Inc. by telephone at (212) 269-5550 or (866) 620-2536, or by email at pby@dfking.com.

Proskauer Rose LLP, White & Case LLP and Drinker Biddle & Reath LLP are acting as legal advisors to Icahn Enterprises. Rothschild is acting as the exclusive financial advisor to Pep Boys. Morgan, Lewis & Bockius LLP is acting as legal advisor to Pep Boys.

About Icahn Enterprises L.P.

Icahn Enterprises L.P. (NASDAQ: IEP), a master limited partnership, is a diversified holding company engaged in ten primary business segments: Investment, Automotive, Energy, Metals, Railcar, Gaming, Mining, Food Packaging, Real Estate and Home Fashion.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” ‘intend,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made.  Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks include uncertainties associated with the Icahn Enterprises tender offer and the merger, including uncertainties as to the timing of the tender offer and merger, uncertainties as to how many of Pep Boys’ shareholders will tender their shares in the offer, the risk that competing offers will be made, and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors may cause Pep Boys’ actual results to differ materially from those expressed or implied in the forward-looking statements and such factors are discussed in Pep Boys’ filings with the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the fiscal year ended January 31, 2015, and subsequent reports filed by Pep Boys with the SEC. Copies of Pep Boys’ filings with the SEC may be obtained at the “Investors” section of Pep Boys’ website at www.pepboys.com or on the SEC’s website at www.sec.gov. In addition, other factors may cause Icahn Enterprises’ actual results to differ materially from those expressed or implied in the forward-looking statements and such factors are discussed in Icahn Enterprises’ filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent reports filed by Icahn Enterprises with the SEC. Copies of Icahn Enterprises’ filings with the SEC may be obtained on the SEC’s website at www.sec.gov.

The forward-looking statements included in this announcement are made as of the date hereof. Icahn Enterprises is not under any obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise, except as otherwise may be required by the federal securities laws.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. This communication is for informational purposes only. The tender offer transaction to be commenced by Icahn Enterprises will be made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) filed by a subsidiary of Icahn Enterprises with the U.S. Securities and Exchange Commission (SEC). In addition Pep Boys will file a Solicitation/Recommendation statement on Schedule 14D-9 with the SEC related to the tender offer. Prior to making any decision regarding the tender offer, Pep Boys shareholders are strongly advised to read the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9. Pep Boys shareholders will be able to obtain the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9 at no charge on the SEC’s website at www.sec.gov. In addition, Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9 may be obtained free of charge from the information agent for the tender offer or by directing a request to Pep Boys, Attention: Brian Zuckerman, 3111 West Allegheny Avenue, Philadelphia, PA 19132, Telephone Number (215) 430-9169.